Exhibit 99.1

Press Release April 3, 2007	6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804-7932 260.459.3553 Phone www.steeldynamics.com

Steel Dynamics Announces Completion of Notes Offering

FORT WAYNE, INDIANA, April 3, 2007 —Steel Dynamics, Inc. (NASDAQ-GS:STLD) announced today that it has consummated an unsecured note offering of $500 million of 6¾% Senior Notes due 2015 (the “Notes”).  The net proceeds from the Notes will be used to redeem the company’s existing $300 million 9½% Senior Unsecured Notes due 2009, to repay amounts outstanding under its senior secured revolving credit facility, to finance certain capital expenditures and for general corporate purposes.

These debt securities were offered in a transaction exempt from the registration requirements of the Securities Act of 1933 and have not been registered under the Securities Act of 1933, or any state securities laws, and may not be offered or sold in the United States, absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933 and applicable state laws.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any debt securities, and shall not constitute an offer, solicitation or sale of any debt securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Contact:  Fred Warner, Investor Relations Manager, (260) 969-3564 or f.warner@steeldynamics.com